UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549





                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 12 )




                             Winn-Dixie Stores, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   974280 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)








Check the following box if a fee is being paid with this statement ( ).

1.      NAME OF REPORTING PERSON/S.S.
        or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        D.D.I., Inc. - TI# 59-2448386

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                             (a)( X )
                                             (b)(   )
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Florida - United States

                                   5.      SOLE VOTING POWER
NUMBER OF                                  47,873,468
SHARES
BENEFICIALLY                       6.      SHARED VOTING POWER
OWNED BY                                   0
EACH
REPORTING                          7.      SOLE DISPOSITIVE POWER
PERSON                                     47,873,468
WITH
                                   8.      SHARED DISPOSITIVE POWER
                                           0

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       47,873,468

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES None Excluded

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

        32.75%

12.     TYPE OF REPORTING PERSON

        CO

Item 1.
     (a)     Name of Issuer: WINN-DIXIE STORES, INC.
     (b)     Address of Issuer's Principal Executive Offices:
             5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)     Name of Person Filing:          D.D.I, Inc.
     (b)     Address of Principal Business Office or, if none, Residence:
             4310 Pablo Oaks Court, Jacksonville, FL 32224
     (c)     Citizenship:            Florida - United States
     (d)     Title of Class of Securities:   COMMON STOCK
     (e)     CUSIP Number:           974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)    ___Broker or Dealer registered under Section 15 of the Act
     (b)    ___Bank as defined in Section 3(a)(6) of the Act
     (c)    ___Insurance Company as defined in Section 3(a)(19) of the Act
     (d) ___Investment Company registered under Section 8 of the Investment Company Act
     (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
     (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 24O.13d-l(b)(ii)(F)
     (g) ___Parent Holding Company, in accordance with Section 240.13d-l(b)(ii)(G) (Note: See Item 7)
     (h)    Group,  in  accordance  with  Section 240.13d-1(b)ii)(H)
            Statement filed pursuant to Rule 12d-1(c).

Item 4. Ownership

     The following ownership information is provided as of December 31, 1999. The reporting person has the right to acquire additional shares as such right is defined in Rule 13(d)(1). Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

(a)     Amount Beneficially Owned                                  47,873,468
(b)     Percent of Class                                                32.75%
(c)     Number of shares as to which such person has:
     (i)     sole power to vote or to direct the vote              47,873,468
     (ii)    shared power to vote or to direct the vote                     0
     (iii)   sole power to dispose or to direct the disposition of 47,873,468
     (iv)    shared power to dispose or to direct the disposition of        0

Item 5. Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ). N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person. See Item 7 below and Exhibit I hereto.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
     N/A

Item 8. Identification and Classification of Members of the Group.
     See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
     N/A

Item 10. Certification
     N/A

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                              2/7/00
                                                  -----------------------------
                                                               Date


                                                  D.D.I., Inc.

                                            By:  /s/ H. J. Skelton
                                                 -----------------
                                                     Signature

                                                 H. J. Skelton, President
                                                ------------------------
                                                         Name/Title

1.      NAME OF REPORTING PERSON/S.S.
        or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Davis Family Special Trust 2000- TI# 58-6404089

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (a)( X )

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Georgia - United States

                                   5.      SOLE VOTING POWER
NUMBER OF                                  56,886,565
SHARES
BENEFICIALLY                       6.      SHARED VOTING POWER
OWNED BY                                   0
EACH
REPORTING                          7.      SOLE DISPOSITIVE POWER
PERSON                                     56,886,565
WITH
                                   8.      SHARED DISPOSITIVE POWER
                                           0

 9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          56,886,565

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES None Excluded

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

          38.92%

12.     TYPE OF REPORTING PERSON


          OO

Item 1.
     (a)     Name of Issuer: WINN-DIXIE STORES, INC.
     (b)     Address of Issuer's Principal Executive Offices:
             5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)     Name of Person Filing: Davis Family Special Trust 1999
     (b)     Address of Principal Business Office or, if none, Residence:
             3060 Peachtree Road, Suite 920, Atlanta, GA 30305
     (c)     Citizenship:            Georgia - United States
     (d)     Title of Class of Securities:   COMMON STOCK
     (e)     CUSIP Number:           974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)    ___Broker or Dealer registered under Section 15 of the Act
     (b)    ___Bank as defined in Section 3(a)(6) of the Act
     (c)    ___Insurance Company as defined in Section 3(a)(19) of the Act
     (d) ___Investment Company registered under Section 8 of the Investment Company Act
     (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
     (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 24O.13d-l(b)(ii)(F)
     (g)    ___Parent Holding Company,  in accordance with
            Section 240.13d-l(b)(ii)(G)(Note: See Item 7)
     (h)    Group,  in  accordance  with  Section 240.13d-1(b)ii)(H)
            Statement  filed pursuant to Rule 12d-1(c).

Item 4. Ownership

     The following ownership information is provided as of December 31, 1999. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

(a)     Amount Beneficially Owned                                56,886,565
(b)     Percent of Class                                              38.92%

(c)     Number of shares as to which such person has:
     (i)     sole power to vote or to direct the vote            56,886,565
     (ii)    shared power to vote or to direct the vote                   0
     (iii)sole power to dispose or to direct the disposition of  56,886,565
     (iv)    shared power to dispose or to direct the disposition of      0

Item 5. Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ). N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
     N/A

Item 8. Identification and Classification of Members of the Group.
     See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
     N/A

Item 10. Certification
     N/A

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                              2/7/00
                                                  -----------------------------
                                                               Date


                                                 Davis Family Special Trust 2000

                                            By:  /s/ H. J. Skelton
                                                 -----------------
                                                       Signature

                                                Stephen F. Carley, Trustee
                                                ---------------------------
                                            By: H. J. Skelton, Attorney-in-Fact*
                                                         Name/Title


*Power of Attorney previously filed with Form 3 for the Davis Family Special Trust 2000 dated December 16, 1999.

1.      NAME OF REPORTING PERSON/S.S.
        or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Stephen F. Carley - SS# ###-##-####

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (a)( X )
                                        (b)(   )
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Georgia - United States

                                   5.      SOLE VOTING POWER
NUMBER OF                                  56,886,565
SHARES
BENEFICIALLY                       6.      SHARED VOTING POWER
OWNED BY                                   0
EACH
REPORTING                          7.      SOLE DISPOSITIVE POWER
PERSON                                     56,886,565
WITH
                                   8.      SHARED DISPOSITIVE POWER
                                           0

 9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          56,886,565

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES None Excluded

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

          38.92%

12.     TYPE OF REPORTING PERSON

          IN

Item 1.
     (a)     Name of Issuer: WINN-DIXIE STORES, INC.
     (b)     Address of Issuer's Principal Executive Offices:
             5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)     Name of Person Filing:  Stephen F. Carley
     (b)     Address of Principal Business Office or, if none, Residence:
             3060 Peachtree Road, Suite 920, Atlanta, GA 30305
     (c)     Citizenship:            Georgia - United States
     (d)     Title of Class of Securities:   COMMON STOCK
     (e)     CUSIP Number:           974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)  ___Broker or Dealer registered under Section 15 of the Act
       (b)  ___Bank as defined in Section 3(a)(6) of the Act
       (c)  ___Insurance Company as defined in Section 3(a)(19) of the Act
       (d) ___Investment Company registered under Section 8 of the Investment Company Act
       (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
       (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 24O.13d-l(b)(ii)(F)
       (g)  ___Parent Holding Company,  in accordance with
            Section 240.13d-l(b)(ii)(G)(Note: See Item 7)
       (h)  Group,  in  accordance  with  Section 240.13d-1(b)ii)(H)
            Statement  filed pursuant to Rule 12d-1(c).

Item 4. Ownership

     The following ownership information is provided as of December 31, 1999. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

(a)     Amount Beneficially Owned                                   56,886,565
(b)     Percent of Class                                                 38.92%
(c)     Number of shares as to which such person has:
     (i)     sole power to vote or to direct the vote               56,886,565
     (ii)    shared power to vote or to direct the vote                      0
     (iii)   sole power to dispose or to direct the disposition of  56,886,565
(iv)    shared power to dispose or to direct the disposition of              0

Item 5. Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ). N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
     N/A

Item 8. Identification and Classification of Members of the Group.
     See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
     N/A

Item 10. Certification
     N/A

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    2/7/00
                                             ------------------
                                                     Date


                                           By:  /s/ H. J. Skelton
                                                -----------------
                                                   Signature

                                                Stephen F. Carley
                                                -----------------
                                           By: H. J. Skelton, Attorney-in-Fact*
                                                   Name/Title


     *Power of Attorney previously filed with Form 3 for Stephen F. Carley dated December 16, 1999.

1.      NAME OF REPORTING PERSON/S.S.
        or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          SIVAD Investors, L.L.C. - TI# 76-0485018

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (a)( X )
                                        (b)(   )
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas - United States

                                   5.      SOLE VOTING POWER
NUMBER OF                                  35,132,800
SHARES
BENEFICIALLY                       6.      SHARED VOTING POWER
OWNED BY                                   -0-
EACH
REPORTING                          7.      SOLE DISPOSITIVE POWER
PERSON                                     35,132,800
WITH
                                   8.      SHARED DISPOSITIVE POWER
                                           -0-

 9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          35,132,800

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES None Excluded

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

          24.04%

12.     TYPE OF REPORTING PERSON


          OO

Item 1.
     (a)     Name of Issuer: WINN-DIXIE STORES, INC.
     (b)     Address of Issuer's Principal Executive Offices:
             5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)     Name of Person Filing:  SIVAD Investors, L.L.C.
     (b)     Address of Principal Business Office or, if none, Residence:
             910 Louisiana, Suite 3431, Houston, TX 77002
     (c)     Citizenship:            Texas - United States
     (d)     Title of Class of Securities:   COMMON STOCK
     (e)     CUSIP Number:           974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)  ___Broker or Dealer registered under Section 15 of the Act
       (b)  ___Bank as defined in Section 3(a)(6) of the Act
       (c)  ___Insurance Company as defined in Section 3(a)(19) of the Act
       (d) ___Investment Company registered under Section 8 of the Investment Company Act
       (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
       (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 24O.13d-l(b)(ii)(F)
       (g)  ___Parent Holding Company,  in accordance with
            Section 240.13d-l(b)(ii)(G)(Note: See Item 7)
       (h)  Group,  in  accordance  with  Section 240.13d-1(b)ii)(H)
            Statement  filed pursuant to Rule 12d-1(c).

Item 4. Ownership

     The following ownership information is provided as of December 31, 1999. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

(a)     Amount Beneficially Owned                                    35,132,800
(b)     Percent of Class                                                  24.04%
(c)     Number of shares as to which such person has:
     (i)     sole power to vote or to direct the vote                35,132,800
     (ii)    shared power to vote or to direct the vote                      -0-
     (iii)   sole power to dispose or to direct the disposition of   35,132,800
     (iv)    shared power to dispose or to direct the disposition of         -0-

Item 5. Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ). N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
     N/A

Item 8. Identification and Classification of Members of the Group.
     See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
     N/A

Item 10. Certification
     N/A

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    2/7/00
                                             ---------------------
                                                     Date

                                               SIVAD Investors, L.L.C.

                                          By:  /s/ H. J. Skelton
                                               -----------------
                                                   Signature

                                               H. J. Skelton, President
                                               ------------------------
                                                     Name/Title

1.      NAME OF REPORTING PERSON/S.S.
        or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          DAVFAM, Ltd. - TI# 76-0485021

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (a)( X )
                                        (b)(   )
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas - United States

                                   5.      SOLE VOTING POWER
NUMBER OF                                  35,132,800
SHARES
BENEFICIALLY                       6.      SHARED VOTING POWER
OWNED BY                                   -0-
EACH
REPORTING                          7.      SOLE DISPOSITIVE POWER
PERSON                                     35,132,800
WITH
                                   8.      SHARED DISPOSITIVE POWER
                                           -0-

 9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          35,132,800

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES None Excluded

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

          24.04%

12.     TYPE OF REPORTING PERSON


          PN

Item 1.
     (a)     Name of Issuer: WINN-DIXIE STORES, INC.
     (b)     Address of Issuer's Principal Executive Offices:
             5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)     Name of Person Filing:  DAVFAM, Ltd.
     (b)     Address of Principal Business Office or, if none, Residence:
     910 Louisiana, Suite 3431, Houston, TX 77002
     (c)     Citizenship:            Texas - United States
     (d)     Title of Class of Securities:   COMMON STOCK
     (e)     CUSIP Number:           974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)  ___Broker or Dealer registered under Section 15 of the Act
       (b)  ___Bank as defined in Section 3(a)(6) of the Act
       (c)  ___Insurance Company as defined in Section 3(a)(19) of the Act
       (d) ___Investment Company registered under Section 8 of the Investment Company Act
       (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
       (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 24O.13d-l(b)(ii)(F)
       (g)  ___Parent Holding Company,  in accordance with
            Section 240.13d-l(b)(ii)(G) (Note: See Item 7)
       (h)  Group,  in  accordance  with  Section 240.13d-1(b)ii)(H)
            Statement  filed pursuant to Rule 12d-1(c).

Item 4. Ownership

     The following ownership information is provided as of December 31, 1999. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

(a)     Amount Beneficially Owned                                    35,132,800
(b)     Percent of Class                                                  24.04%
(c)     Number of shares as to which such person has:
     (i)     sole power to vote or to direct the vote                35,132,800
     (ii)    shared power to vote or to direct the vote                      -0-
     (iii)   sole power to dispose or to direct the disposition of   35,132,800
     (iv)    shared power to dispose or to direct the disposition of         -0-

Item 5. Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ). N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
     N/A

Item 8. Identification and Classification of Members of the Group.
     See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
     N/A

Item 10. Certification
     N/A

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    2/7/00
                                                  ----------
                                                     Date

                                          DAVFAM, Ltd.

                                    By:  /s/ H. J. Skelton
                                         -----------------
                                             Signature

                                    By: SIVAD Investors, L.L.C.
                                        General Partner
                                        H. J. Skelton, President
                                        ------------------------
                                              Name/Title

1.      NAME OF REPORTING PERSON/S.S.
        or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          SIVAD Investors II, L.L.C. - TI# 76-0519076

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (a)( X )
                                        (b)(   )
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas - United States

                                   5.      SOLE VOTING POWER
NUMBER OF                                  9,257,959
SHARES
BENEFICIALLY                       6.      SHARED VOTING POWER
OWNED BY                                   -0-
EACH
REPORTING                          7.      SOLE DISPOSITIVE POWER
PERSON                                     9,257,959
WITH
                                   8.      SHARED DISPOSITIVE POWER
                                           -0-

 9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,257,959

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES None Excluded

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

          6.33%

12.     TYPE OF REPORTING PERSON


          OO

Item 1.
     (a)     Name of Issuer: WINN-DIXIE STORES, INC.
     (b)     Address of Issuer's Principal Executive Offices:
             5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)     Name of Person Filing:  SIVAD Investors II, L.L.C.
     (b)     Address of Principal Business Office or, if none, Residence:
             910 Louisiana, Suite 3431, Houston, TX 77002
(c)     Citizenship:            Texas - United States
(d)     Title of Class of Securities:   COMMON STOCK
(e)     CUSIP Number:           974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)  ___Broker or Dealer registered under Section 15 of the Act
       (b)  ___Bank as defined in Section 3(a)(6) of the Act
       (c)  ___Insurance Company as defined in Section 3(a)(19) of the Act
       (d) ___Investment Company registered under Section 8 of the Investment Company Act
       (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
       (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 24O.13d-l(b)(ii)(F)
       (g)  ___Parent Holding Company,  in accordance with
            Section 240.13d-l(b)(ii)(G) (Note: See Item 7)
       (h)  Group,  in  accordance  with  Section 240.13d-1(b)ii)(H)
            Statement  filed pursuant to Rule 12d-1(c).

Item 4. Ownership

     The following ownership information is provided as of December 31, 1999. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

(a)     Amount Beneficially Owned                                     9,257,959
(b)     Percent of Class                                                   6.33%
(c)     Number of shares as to which such person has:
     (i)     sole power to vote or to direct the vote                 9,257,959
     (ii)    shared power to vote or to direct the vote                      -0-
     (iii)   sole power to dispose or to direct the disposition of     9,257,959
     (iv)    shared power to dispose or to direct the disposition of         -0-

Item 5. Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ). N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
     N/A

Item 8. Identification and Classification of Members of the Group.
     See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
     N/A

Item 10. Certification
     N/A

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    2/7/00
                                                  ----------
                                                     Date

                                           SIVAD Investors II, L.L.C.

                                      By:  /s/ H. J. Skelton
                                           -----------------
                                                 Signature


                                           H. J. Skelton, President
                                           ------------------------
                                                     Name/Title

1.      NAME OF REPORTING PERSON/S.S.
        or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          DAVFAM II, Ltd. - TI# 76-0519077

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (a)( X )
                                        (b)(   )
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas - United States

                                   5.      SOLE VOTING POWER
NUMBER OF                                  9,257,959
SHARES
BENEFICIALLY                       6.      SHARED VOTING POWER
OWNED BY                                   -0-
EACH
REPORTING                          7.      SOLE DISPOSITIVE POWER
PERSON                                     9,257,959
WITH
                                   8.      SHARED DISPOSITIVE POWER
                                           -0-

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,257,959

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES None Excluded

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

          6.33%

12.     TYPE OF REPORTING PERSON


          PN

Item 1.
     (a)     Name of Issuer: WINN-DIXIE STORES, INC.
     (b)     Address of Issuer's Principal Executive Offices:
             5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)     Name of Person Filing:  DAVFAM II, Ltd.
     (b)     Address of Principal Business Office or, if none, Residence:
             910 Louisiana, Suite 3431, Houston, TX 77002
     (c)     Citizenship:            Texas - United States
     (d)     Title of Class of Securities:   COMMON STOCK
     (e)     CUSIP Number:           974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)  ___Broker or Dealer registered under Section 15 of the Act
       (b)  ___Bank as defined in Section 3(a)(6) of the Act
       (c)  ___Insurance Company as defined in Section 3(a)(19) of the Act
       (d) ___Investment Company registered under Section 8 of the Investment Company Act
       (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
       (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 24O.13d-l(b)(ii)(F)
       (g)  ___Parent Holding Company,  in accordance with
            Section 240.13d-l(b)(ii)(G)(Note: See Item 7)
       (h)  Group,  in  accordance  with  Section 240.13d-1(b)ii)(H)
            Statement  filed pursuant to Rule 12d-1(c).

Item 4. Ownership

     The following ownership information is provided as of December 31, 1999. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

(a)     Amount Beneficially Owned                                     9,257,959
(b)     Percent of Class                                                   6.33%
(c)     Number of shares as to which such person has:
     (i)     sole power to vote or to direct the vote                 9,257,959
     (ii)    shared power to vote or to direct the vote                      -0-
     (iii)   sole power to dispose or to direct the disposition of     9,257,959
     (iv)    shared power to dispose or to direct the disposition of         -0-

Item 5. Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ). N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
     N/A

Item 8. Identification and Classification of Members of the Group.
     See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
     N/A

Item 10. Certification
     N/A

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    2/7/00
                                                ---------------
                                                     Date

                                     DAVFAM II, Ltd.

                             By:   /s/ H. J. Skelton
                                   -----------------
                                        Signature

                             By: SIVAD Investors II, L.L.C.
                                 General Partner
                                 H. J. Skelton, President
                                 --------------------------
                                        Name/Title

1.      NAME OF REPORTING PERSON/S.S.
        or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               T. Wayne Davis - SS# ###-##-####

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (a)( X )
                                        (b)(   )
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Florida - United States

                                   5.      SOLE VOTING POWER
NUMBER OF                                  728,652
SHARES
BENEFICIALLY                       6.      SHARED VOTING POWER
OWNED BY                                   50,365,927
EACH
REPORTING                          7.      SOLE DISPOSITIVE POWER
PERSON                                     728,652
WITH
                                   8.      SHARED DISPOSITIVE POWER
                                           50,365,927

 9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          51,094,579

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES None Excluded

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

          34.96%

12.     TYPE OF REPORTING PERSON

          IN

Item 1.
     (a)     Name of Issuer:  WINN-DIXIE STORES, INC.
     (b)     Address of Issuer's Principal Executive Offices:
             5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)     Name of Person Filing:           T. Wayne Davis
     (b)     Address of Principal Business Office or, if none, Residence:
             1910 San Marco Blvd., Jacksonville, FL 32207
     (c)     Citizenship:            Florida - United States
     (d)     Title of Class of Securities:   COMMON STOCK
     (e)     CUSIP Number:           974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)  ___Broker or Dealer registered under Section 15 of the Act
       (b)  ___Bank as defined in Section 3(a)(6) of the Act
       (c)  ___Insurance Company as defined in Section 3(a)(19) of the Act
       (d) ___Investment Company registered under Section 8 of the Investment Company Act
       (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
       (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 24O.13d-l(b)(ii)(F)
       (g)  ___Parent Holding Company,  in accordance with
            Section 240.13d-l(b)(ii)(G) (Note: See Item 7)
       (h)  Group,  in  accordance  with  Section 240.13d-1(b)ii)(H)
            Statement  filed pursuant to Rule 13d-1(c).

Item 4. Ownership

     The following ownership information is provided as of December 31, 1999. The reporting person has the right to acquire additional shares as such right is defined in Rule 13(d)(1). Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

(a)     Amount Beneficially Owned                                    51,094,579
(b)     Percent of Class                                                  34.96%
(c)     Number of shares as to which such person has:
     (i)     sole power to vote or to direct the vote                   728,652
     (ii)    shared power to vote or to direct the vote              50,365,927
     (iii)   sole power to dispose or to direct the disposition of      728,652
     (iv)    shared power to dispose or to direct the disposition of 50,365,927

Item 5:  Ownership of Five Percent or Less of a Class.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ). N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
     N/A

Item 8. Identification and Classification of Members of the Group.
     See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
     N/A

Item 10. Certification
     N/A

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    2/7/00
                                                  -----------
                                                     Date

                                            /s/ H. J. Skelton
                                                -------------
                                                  Signature

                                                T. Wayne Davis, Director
                                                ------------------------
                                            By: H. J. Skelton,Attorney-in-Fact
                                                        Name/Title

1.      NAME OF REPORTING PERSON/S.S.
          or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          A. Dano Davis - SS# ###-##-####

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (a)( X )
                                        (b)(   )
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Florida - United States

                                   5.      SOLE VOTING POWER
NUMBER OF                                  1,569,724
SHARES
BENEFICIALLY                       6.      SHARED VOTING POWER
OWNED BY                                   50,052,063
EACH
REPORTING                          7.      SOLE DISPOSITIVE POWER
PERSON                                     1,569,724
WITH
                                   8.      SHARED DISPOSITIVE POWER
                                           50,052,063

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          51,621,787

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES None Excluded

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

          35.32%

12.     TYPE OF REPORTING PERSON

          IN

Item 1.
     (a)     Name of Issuer:  WINN-DIXIE STORES, INC.
     (b)     Address of Issuer's Principal Executive Offices:
             5050 Edgewood Ct., Jacksonville, FL 32254-3699
Item 2.
     (a)     Name of Person Filing:           A. Dano Davis
     (b)     Address of Principal Business Office or, if none, Residence:
             5050 Edgewood Ct., Jacksonville, FL 32254-3699
     (c)     Citizenship:            Florida - United States
     (d)     Title of Class of Securities:   COMMON STOCK
     (e)     CUSIP Number:           974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)  ___Broker or Dealer registered under Section 15 of the Act
       (b)  ___Bank as defined in Section 3(a)(6) of the Act
       (c)  ___Insurance Company as defined in Section 3(a)(19) of the Act
       (d) ___Investment Company registered under Section 8 of the Investment Company Act
       (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
       (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 24O.13d-l(b)(ii)(F)
       (g)  ___Parent Holding Company,  in accordance with
            Section 240.13d-l(b)(ii)(G)(Note: See Item 7)
       (h)  Group,  in  accordance  with  Section 240.13d-1(b)ii)(H)
            Statement  filed pursuant to Rule 13d-1(c).

Item 4. Ownership

     The following ownership information is provided as of December 31, 1999. The reporting person has the right to acquire additional shares as such right is defined in Rule 13(d)(1). Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

(a)     Amount Beneficially Owned                                   51,621,787
(b)     Percent of Class                                                 35.32%

(c)     Number of shares as to which such person has:
     (i)     sole power to vote or to direct the vote                 1,569,724
     (ii)    shared power to vote or to direct the vote              50,052,063
     (iii)   sole power to dispose or to direct the disposition of    1,569,724
     (iv)    shared power to dispose or to direct the disposition of 50,052,063

Item 5. Ownership of Five Percent or Less of a Class.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ). N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
     N/A

Item 8. Identification and Classification of Members of the Group.
     See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
     N/A

Item 10. Certification
     N/A

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    2/7/00
                                                     Date


                                            /s/  H. J. Skelton
                                                 -------------
                                                   Signature

                                            A. Dano Davis, Director
                                            -----------------------
                                       By:  H. J. Skelton, Attorney-in-Fact
                                                     Name/Title

1.      NAME OF REPORTING PERSON/S.S.
        or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert D. Davis - SS# ###-##-####

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (a)( X )
                                        (b)(   )
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Florida - United States

                                   5.      SOLE VOTING POWER
NUMBER OF                                  294,120
SHARES
BENEFICIALLY                       6.      SHARED VOTING POWER
OWNED BY                                   48,938,254
EACH
REPORTING                          7.      SOLE DISPOSITIVE POWER
PERSON                                     294,120
WITH
                                   8.      SHARED DISPOSITIVE POWER
                                           48,938,254

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          49,232,374

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES None Excluded

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

          33.68%

12.     TYPE OF REPORTING PERSON

          IN

Item 1.
     (a)     Name of Issuer:  WINN-DIXIE STORES, INC.
     (b)     Address of Issuer's Principal Executive Offices:
             5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)     Name of Person Filing:           Robert D. Davis
     (b)     Address of Principal Business Office or, if none, Residence:
             4310 Pablo Oaks Court, Jacksonville, FL 32224
     (c)     Citizenship:            Florida - United States
     (d)     Title of Class of Securities:   COMMON STOCK
     (e)     CUSIP Number:           974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)  ___Broker or Dealer registered under Section 15 of the Act
       (b)  ___Bank as defined in Section 3(a)(6) of the Act
       (c)  ___Insurance Company as defined in Section 3(a)(19) of the Act
       (d) ___Investment Company registered under Section 8 of the Investment Company Act
       (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
       (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 24O.13d-l(b)(ii)(F)
       (g)  ___Parent Holding Company,  in accordance with
            Section 240.13d-l(b)(ii)(G) (Note: See Item 7)
       (h)  Group,  in  accordance  with  Section 240.13d-1(b)ii)(H)
            Statement  filed pursuant to Rule 13d-1(c).

Item 4. Ownership

     The following ownership information is provided as of December 31, 1999. The reporting person has the right to acquire additional shares as such right is defined in Rule 13(d)(1). Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

(a)     Amount Beneficially Owned                                    49,232,374
(b)     Percent of Class                                                  33.68%
(c)     Number of shares as to which such person has:
     (i)     sole power to vote or to direct the vote                   294,120
     (ii)    shared power to vote or to direct the vote              48,938,254
     (iii)   sole  power to dispose or to direct the  disposition of    294,120
     (iv)    shared power to dispose or to direct the disposition of 48,938,254

Item 5:  Ownership of Five Percent or Less of a Class.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ). N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
     N/A

Item 8. Identification and Classification of Members of the Group.
     See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
     N/A

Item 10. Certification
     N/A

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   2/7/00
                                               --------------
                                                    Date

                                           /s/ H. J. Skelton
                                               -------------
                                                  Signature

                                          Robert D. Davis, Director
                                          -------------------------
                                          By: H. J. Skelton, Attorney-in-Fact
                                                   Name/Title

1.      NAME OF REPORTING PERSON/S.S.
        or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Charles P. Stephens - SS# ###-##-####

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (a)( X )
                                        (b)(   )
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Georgia - United States

                                   5.      SOLE VOTING POWER
NUMBER OF                                  208,908
SHARES
BENEFICIALLY                       6.      SHARED VOTING POWER
OWNED BY                                   49,720,333
EACH
REPORTING                          7.      SOLE DISPOSITIVE POWER
PERSON                                     208,908
WITH
                                   8.      SHARED DISPOSITIVE POWER
                                           49,720,333

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          49,929,241

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES. None Excluded

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

          34.16%

12.     TYPE OF REPORTING PERSON


               IN

Item 1.
     (a)     Name of Issuer:  WINN-DIXIE STORES, INC.
     (b)     Address of Issuer's Principal Executive Offices:
             5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)     Name of Person Filing:           Charles P. Stephens
     (b)     Address of Principal Business Office or, if none, Residence:
             P. O. Box 2100, Peachtree City, GA 30269
     (c)     Citizenship:            Georgia - United States
     (d)     Title of Class of Securities:   COMMON STOCK
     (e)     CUSIP Number:           974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)  ___Broker or Dealer registered under Section 15 of the Act
       (b)  ___Bank as defined in Section 3(a)(6) of the Act
       (c)  ___Insurance Company as defined in Section 3(a)(19) of the Act
       (d) ___Investment Company registered under Section 8 of the Investment Company Act
       (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
       (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 24O.13d-l(b)(ii)(F)
       (g)  ___Parent Holding Company,  in accordance with
            Section 240.13d-l(b)(ii)(G)
            (Note: See Item 7)
       (h)  Group,  in  accordance  with  Section 240.13d-1(b)ii)(H)
            Statement  filed pursuant to Rule 13d-1(c).

Item 4. Ownership

     The following ownership information is provided as of December 31, 1999. The reporting person has the right to acquire additional shares as such right is defined in Rule 13(d)(1). Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

(a)     Amount Beneficially Owned                                    49,929,241
(b)     Percent of Class                                                  34.16%

(c)     Number of shares as to which such person has:
     (i)     sole power to vote or to direct the vote                   208,908
     (ii)    shared power to vote or to direct the vote              49,720,333
     (iii)   sole power to dispose or to direct the disposition of      208,908
     (iv)    shared power to dispose or to direct the disposition of 49,720,333

Item 5. Ownership of Five Percent or Less of a Class.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ). N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
     N/A

Item 8. Identification and Classification of Members of the Group.
     See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group.
     N/A

Item 10. Certification
     N/A

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              2/7/00
                                              ------
                                               Date

                                         /s/ H. J. Skelton
                                             -------------
                                               Signature

                                         Charles P. Stephens, Director
                                         -----------------------------
                                     By: H. J. Skelton, Attorney-in-Fact
                                                  Name/Title


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